Exhibit 99.1

Reliance Global Group Launches RELI Exchange 2.0 to Drive Faster, More Efficient Growth

Next phase of RELI Exchange is designed to expand recruiting capacity, improve execution and build on the platform’s strong operating momentum

LAKEWOOD, N.J., March 25, 2026 — Reliance Global Group, Inc. (Nasdaq: EZRA) (“we,” “us,” “our,” the “Company” or “Reliance”) today announced the launch of RELI Exchange 2.0, the next phase of its InsurTech platform for independent insurance agencies, designed to expand recruiting capacity, improve execution and position the platform for faster, more efficient growth.

In February 2026, Reliance reported that health insurance policies written through RELI Exchange during the 2025 open enrollment period increased 72% year over year, Personal Lines Property and Casualty written premium increased 36% year over year, and the broker network expanded from approximately 65 to approximately 300 agency partners since 2022. RELI Exchange 2.0 is designed to build on that momentum by making the platform faster, more disciplined, and more effective as a growth engine.

The upgrade brings recruiting activity into a centralized operating environment with defined pipeline stages, integrated task management, and full communication tracking. Reliance believes these enhancements can support faster follow-up, better prioritization, stronger recruiter productivity, greater outreach capacity, and stronger forecasting, while enabling the Company to manage higher recruiting volumes with greater speed and efficiency as the platform continues to expand.

“RELI Exchange 2.0 is about making an already scalable and successful platform even more effective as a growth engine,” said Ezra Beyman, Chairman and Chief Executive Officer of Reliance Global Group. “RELI Exchange has already delivered strong operating momentum, and we believe this upgrade gives us the infrastructure to move faster, execute more efficiently and support growth across our agency partner network.”

Mr. Beyman continued, “By improving visibility, workflow discipline and recruiting capacity, RELI Exchange 2.0 is designed to help us scale the platform with greater speed and efficiency. We expect this upgrade to increase recruiter activity levels, including more consistent follow-up and a higher number of agent engagements per recruiter, while enabling the team to manage greater volume without additional headcount. Just as important, it creates a foundation for future automation and more intelligent, data-driven capabilities that we believe can further enhance execution over time.”

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (NASDAQ: EZRA) is an InsurTech pioneer, leveraging artificial intelligence (AI), and cloud-based technologies, to transform and improve efficiencies in the insurance agency/brokerage industry. The Company’s business-to-business InsurTech platform, RELI Exchange, provides independent insurance agencies with an entire suite of business development tools, enabling them to effectively compete with large-scale national insurance agencies, while reducing back-office cost and burden. The Company’s business-to-consumer platform, 5minuteinsure.com, utilizes AI and data mining, to provide competitive online insurance quotes within minutes to everyday consumers seeking to purchase auto, home, and life insurance. In addition, the Company operates its own portfolio of select retail “brick and mortar” insurance agencies which are leaders and pioneers in their respective regions throughout the United States, offering a wide variety of insurance products.

In addition to its insurance and Insurtech operations, Reliance operates EZRA International Group, its strategic growth platform focused on identifying, acquiring, and building majority or controlling stakes in high-growth technology companies. EZRA International Group is designed to complement Reliance’s core insurance business by expanding market reach and supporting long-term shareholder value creation through disciplined capital allocation and active ownership.

Further information about the Company can be found at https://www.relianceglobalgroup.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by the use of words or expressions such as “may,” “should,” “could,” “would,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “continue,” “seek,” “potential,” “target,” or similar expressions.

Forward-looking statements in this press release include, without limitation, statements regarding: the expected benefits, capabilities and performance of RELI Exchange 2.0, including its ability to improve recruiting efficiency, increase recruiter productivity, enhance workflow discipline, expand outreach capacity, improve forecasting and support higher recruiting volumes; the Company’s expectations regarding continued growth of its broker network, policy volume and written premium; the ability of RELI Exchange 2.0 to drive faster and more efficient growth and serve as a scalable growth engine; and the Company’s expectations regarding future automation, data-driven capabilities and overall platform development.

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are beyond the Company’s control. Such risks and uncertainties include, without limitation: the risk that RELI Exchange 2.0 does not perform as expected or deliver the anticipated operational or financial benefits; risks associated with the implementation, adoption and scaling of new technology platforms and systems; the Company’s ability to effectively manage increased recruiting activity and platform usage; the risk that increased recruiting activity does not translate into increased revenue or profitability; dependence on independent agency partners and the Company’s ability to attract, retain and support such partners; risks related to data accuracy, system integration, automation and cybersecurity; competitive pressures in the insurance and InsurTech markets; and general business, economic, market, interest rate and geopolitical conditions.

Actual results may differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that may cause actual results to differ materially is included under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as amended, and in the Company’s subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:

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Email: EZRA@crescendo-ir.com